EXHIBIT 23.1
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          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


   We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Beacon Roofing Supply, Inc.
   1998 Stock Option Plan and the Beacon Roofing Supply, Inc. 2004 Stock Plan to register 3,696,039 shares of Common Stock of our report dated May 21, 2004 (except for Note 17, as to which the date is September 21,
   2004) with respect to the consolidated financial statements of Beacon Roofing Supply, Inc. included in Amendment No. 5 to its Registration Statement on Form S-1 (Registration No. 333-116027) and related Prospectus filed with the Securities and Exchange Commission.




   /s/ Ernst & Young LLP


   Boston, Massachusetts
   October 11, 2004